Exhibit (c)-(2)

WSP Holdings Limited Presentation to the Special Committee of the Board of Directors February 21, 2013 Confidential w w w . H L . c o m U . S . 8 0 0 . 7 8 8 . 5 3 0 0 E u r o p e + 4 4 . 2 0 . 7 8 3 9 . 3 3 5 5 H o n g K o n g + 8 5 2 . 3 5 5 1 . 2 3 0 0 J a p a n + 8 1 . 3 . 4 5 7 7 . 6 0 0 0 Los Angeles • New York • Chicago • San Francisco • Minneapolis • Washington, D.C. • Dallas • Atlanta • London • Paris • Frankfurt • Hong Kong • Tokyo • Beijing

Table of Contents WSP Holdings Limited Page Transaction Overview 2 Financial Analysis 8 Additional Financial Data 18 1

Transaction Overview

Transaction Overview

Summary of Selected Transaction Terms[1]

- Parties to the Transaction
  - WSP Holdings Limited ("WSP" or the "Company")
  - H.D.S. Investments LLC ("HDS" or the "Guarantor")
  - WSP OCTG GROUP Ltd. (WSP石油钢管集团有限公司), an affiliate of HDS ("Parent")
  - JM OCTG GROUP Ltd. (JM石油钢管集团有限公司), a wholly-owned subsidiary of Parent ("Merger Sub")
  - Mr. Longhua Piao ("Mr. Piao"), the Chairman of the Board of Directors of WSP
  - Expert Master Holdings Limited ("EMH"), a wholly owned subsidiary of Mr. Piao and majority shareholder of WSP
  - UMW China Ventures (L) Ltd. ("UMW"), a significant shareholder of WSP
  - HDS, Parent, Merger Sub, Mr. Piao, EMH and UMW collectively referred to as the "Buyer Group"
- Form of Transaction
  - Merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the "Transaction")
- Form of Consideration
  - Cash: each outstanding ordinary share of the Company (a "Share" or, collectively, the "Shares"), other than Excluded Shares (as defined below), will be converted into the right to receive US$0.32 in cash (the "Per Share Merger Consideration") and each outstanding American Depository Share, representing 10 Shares (an "ADS" or, collectively, the "ADSs"), will be converted into the right to receive US$3.20 in cash (the "Per ADS Merger Consideration")
- "Excluded Shares" means, collectively:
  - Shares owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company
  - "Rollover Shares": Shares held by EMH, Mr. Piao and UMW
  - "Dissenting Shares": Shares owned by holders who have validly exercised and not lost their appraisal rights
- Certain Closing Conditions
  - Affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class
- Company Termination Fee
  - US$1.0 million
- Parent Termination Fee
  - US$1.8 million
- Financing: Approximately US$17.3 million
  - Guarantor has committed to provide Parent with the cash amount necessary to fully finance the Transaction

1. This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Transaction
Source: Execution version provided on February 19, 2013 of the Agreement and Plan of Merger among WSP OCTG GROUP Ltd. (WSP 石油钢管集团有限公司), JM OCTG GROUP Ltd. (JM石油钢管集团有限公司) and WSP Holdings Limited (the "Agreement")

HOULIHAN LOKEY | 3

Transaction Overview

Transaction Value Overview

Summary of Transaction Value

(US$ and ADS in millions, except per ADS values)

	Security	ADS Outstanding[1]	Per ADS Merger Consideration	
	ADS	20.4	$3.20	
Implied Values				
Implied Common Equity				$65.4
Adjustments:				
Debt[2]				$28.2
Cash[2]				(92.3)
Minority Interest				3.0
Implied Enterprise Value				804.3
Implied Transaction Multiples				
Revenue[3]				Implied Multiple
LTM 09/30/2012				1.32x
FY 2013				0.84x

Implied Premiums to Historical Stock Trading Prices

Trading Period Prior to Announcement (12/13/11)[4]	Closing ADS Price[5]	Implied Premium Per ADS Consideration over Average Closing ADS Price
Current (2/19/2013)	$1.60	100.0%
1 Day	$2.00	60.0%
5-Day Average	$2.24	42.9%
10-Day Average	$2.13	50.6%
1-Month Average	$2.06	55.1%
3-Month Average	$2.14	49.8%
6-Month Average	$2.75	16.5%
1-Year Average	$4.59	(30.3%)
52-Week High (04/15/2011)	$8.16	(60.8%)
52-Week Low (10/04/2011)	$1.30	146.2%
IPO (12/06/2007)	$42.50	(92.5%)

Sources: Company public filings, Capital IQ and the Agreement

Notes:

1. Based on 204,375,226 basic and fully diluted ordinary shares, or 20,437,523 ADSs, per the Agreement

2. Per WSP Form 6-K as of September 30, 2012; cash does not include restricted cash required for working capital needs (issuance of bank acceptance notes to suppliers)

3. LTM revenue and adjusted EBITDA per Form 6-Ks as of September 30, 2012 and September 30, 2011, and Form 20-F as of December 31, 2011; FY 2013 revenue per Company management projections

4. Date of public announcement by Company of receipt of HDS' initial proposal

5. ADS prices per Capital IQ, adjusted for 5-to-1 reverse split on February 15, 2012

HOULIHAN LOKEY | 4

WSP Ownership Summary Transaction Overview ( ll ) Public in millions) Current ADS Holders No. of ADS Held1 Ownership %1 Buyer Group Buyer Group Holdings 73.4% Holdings 26.6% Piao, Longhua (Chairman and CEO)2 10.410 50.9% UMW Holdings 4.590 22.5% Total Buyer Group Holdings 15.000 73.4% P bli H ldi Public Holdings Oaktree Capital Management 1.409 6.9% Other Public Shareholders 4.029 19.7% Total Public Holdings3 5.438 26.6% ADS Outstanding1 20.438 100.0% Capital IQ and the Agreement 5 Source: Notes: 1. Based on 204,375,226 basic and fully diluted ordinary shares, or 20,437,522 ADSs, per the Agreement 2. Mr. Piao’s shareholding includes shares beneficially owned by him, his family and EMH 3. Total Public Holdings denotes shares not owned by Buyer Group

Stock Trading History Transaction Overview ADS Price & Volume History 1.0 1.2 $45.00 $50.00 Daily Volume in Million Closing ADS Price (US$) Apr. 2009 Petition was filed regarding China-based OCTG manufacturers dumping products benefitting from May 2010 All Chinese exports of OCTG products to the U.S. were ruled to be subject to up to 32.07% anti-dumping duties and 14.95% countervailing Aug. 2011 WSP Dec. 13, 2011 WSP announced that HDS made a non-binding proposal on Nov. 28, 2011 to acquire 0.8 $30 00 $35.00 $40.00 government subsidies duties entered into a syndicated loan facility agreement with eight commercial banks for up to approximately US$550.2 million Nov. 22, 2011 WSP approved WSP's outstanding Shares for US$3.001 per ADS Oct. 1, 2012 WSP entered into a definitive agreement to sell to Nippon Steel & production 0.6 $20.00 $25.00 board a change of its independent auditor from Deloitte to MaloneBailey Sumitomo facilities held by its subsidiary, Houston OCTG, for US$43.0 million 0.2 0.4 $5.00 $10.00 $15.00 Dec. 6, 2007 WSP initial public offering on NYSE priced at US$42.50 per ADS 0.0 $- Daily Volume Closing ADS Price 6 Source: Capital IQ Note: 1. Offer price per ADS adjusted for reverse stock split of 5-to-1, effective as of February 15, 2012

Relative Stock Performance Transaction Overview Indexed Stock Price Performance Since WSP IPO 100.0% 110.0% 120.0% Relative Stock Performance (12/6/2007 to 2/19/2013): S&P 500 Index: 1.6% 70.0% 80.0% 90.0% Prrices 40.0% 50.0% 60.0% Indexed Selected Companies1: -45.9% Halter USX China Index2: -45.5% 10.0% 20.0% 30.0% 0.0% WSP: -96.3% 7 Source: Capital IQ Note: 1. Selected companies include Tenaris SA, Vallourec SA, OAO TMK, Jindal Saw Ltd., Shengli Oil & Gas Pipe Holdings Limited, Shandong Molong Petroleum Machinery Co. Ltd., and Anhui Tianda Oil Pipe Co. Ltd. 2. Halter USX China Index is comprised of companies with publicly traded stock in the United States and majority of their business conducted within the People's Republic of China 12/6/07 3/6/08 6/6/08 9/6/08 12/6/08 3/6/09 6/6/09 9/6/09 12/6/09 3/6/10 9/6/10 12/6/10 3/6/11 6/6/11 9/6/11 12/6/11 3/6/12 6/6/12 9/6/12 12/6/12 2/19/13

Financial Analysis

Financial Analysis

Financial Analysis Summary

Implied Per ADS Equity Value Reference Range


For Illustrative Purposes [1]
(US$)
Implied Equity Value Per ADS
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
$2.67
$2.67
$3.62
$4.22
Per ADS Merger Consideration $3.20
Pre-Announcement Closing Price per ADS $2.00[2]
Selected Companies Analysis
1.00x - 1.30x LTM 9/30/2012 Revenue
Selected Transactions Analysis
0.90x - 1.30x LTM 9/30/2012 Revenue
Selected Companies Analysis
0.65x - 0.85x FY 2013 Revenue
Discounted Cash Flow Analysis
Discount Rate: 13.5% - 15.5%
Perpetuity Growth Rate: 4.5% - 5.5%

Note: No particular weight was attributed to any analysis. Based on 204,375,226 basic and fully diluted ordinary shares, or 20,437,522 ADSs, per the Agreement
Minority interest, cash and debt balances as of September 30, 2012 per WSP public filings

1. The Company provided financial projections in February 2012 which, per Company management, have not been updated. The Company historically has underperformed relative to its budget and to date has underperformed relative to the February 2012 projections. Accordingly, the Selected Companies Analysis for FY 2013 and the Discounted Cash Flow Analysis are shown for illustrative purposes
2. Based on closing ADS price one-trading day prior to announcement of receipt of HDS' initial proposal on December 13, 2011

HOULIHAN LOKEY | 9

Financial Analysis

Financial Analysis Summary (Cont.)

Implied Per Share Equity Value Reference Range[1]



For Illustrative Purposes [2]
(US$)
Implied Equity Value Per Share
$0.50
$0.40
$0.30
$0.20
$0.10
$0.00
$0.27
$0.27
$0.36
$0.42
Per Share Merger Consideration $0.32
Pre-Announcement Closing Price per Share $0.20[3]
Selected Companies Analysis
1.00x - 1.30x LTM 9/30/2012 Revenue
Selected Transactions Analysis
0.90x - 1.30x LTM 9/30/2012 Revenue
Selected Companies Analysis
0.65x - 0.85x FY 2013 Revenue
Discounted Cash Flow Analysis
Discount Rate: 13.5% - 15.5%
Perpetuity Growth Rate: 4.5% - 5.5%

Note: No particular weight was attributed to any analysis. Based on 204,375,226 basic and fully diluted ordinary shares, or 20,437,522 ADSs, per the Agreement
Minority interest, cash and debt balances as of September 30, 2012 per WSP public filings

1. Based on implied per ADS equity value reference ranges on prior page calculated upon the assumption, per Company management, that each ADS represents and is equivalent to 10 Shares
2. The Company provided financial projections in February 2012 which, per Company management, have not been updated. The Company historically has underperformed relative to its budget and to date has underperformed relative to the February 2012 projections. Accordingly, the Selected Companies Analysis for FY 2013 and the Discounted Cash Flow Analysis are shown for illustrative purposes
3. Based on closing ADS price one-trading day prior to announcement of receipt of HDS's initial proposal on December 13, 2011 and assumption, per Company management, that each ADS represents 10 Shares

HOULIHAN LOKEY | 10

Financial Analysis

Financial Analyses Summary

(shares outstanding and US$ in millions, except per share values)

For Illustrative Purposes [3]

	Selected Companies Analysis		Selected Transactions Analysis		Selected Companies Analysis		Discounted Cash Flow Analysis	
	LTM Ending 9/30/12 Revenue		LTM Ending 9/30/12 Revenue		FY 2013 Revenue			
Corresponding Base Amount	$610.4		$610.4		$956.3			
Selected Multiples Range	1.00x	1.30x	0.90x	1.30x	0.65x	0.85x		
Implied Enterprise Value from Operations Reference Range	$610.4	$793.5	$549.3	$793.5	$621.6	$812.8	$586.3	$825.2
Add: Cash and Cash Equivalents as of 09/30/2012[1]	$92.3	$92.3	$92.3	$92.3	$92.3	$92.3	$92.3	$92.3
Less: Minority Interest as of 09/30/2012	$3.0	$3.0	$3.0	$3.0	$3.0	$3.0	$3.0	$3.0
Implied Total Enterprise Value Reference Range	$699.7	$882.8	$638.7	$882.8	$710.9	$902.2	$675.7	$914.5
Less: Total Debt as of 09/30/2012	$828.2	$828.2	$828.2	$828.2	$828.2	$828.2	$828.2	$828.2
Implied Total Equity Value Reference Range	$0.0	$54.6	$0.0	$54.6	$0.0	$74.0	$0.0	$86.3
ADS Outstanding[2]	20.4	20.4	20.4	20.4	20.4	20.4	20.4	20.4
Implied Per ADS Reference Range	$0.00	$2.67	$0.00	$2.67	$0.00	$3.62	$0.00	$4.22
Implied Per Share Reference Range	$0.00	$0.27	$0.00	$0.27	$0.00	$0.36	$0.00	$0.42

Source: WSP public filings and WSP management projections

Notes:
1. Per WSP Form 6-K as of September 30, 2012; cash does not include restricted cash required for working capital needs
2. Based on 204,375,226 basic and fully diluted ordinary shares, or 20,437,522 ADSs, per the Agreement
3. The Company provided financial projections in February 2012 which, per Company management, have not been updated. The Company historically has underperformed relative to its budget and to date has underperformed relative to the February 2012 projections. Accordingly, the Selected Companies Analysis for FY 2013 and the Discounted Cash Flow Analysis are shown for illustrative purposes

HOULIHAN LOKEY | 11

Financial Analysis

Historical and Projected Financials

(US$ in millions)

	Fiscal Year Ended December 31,				LTM[1] Ended	Fiscal Year Ended December 31,						CAGR[2]
	2008A	2009A	2010A	2011A	9/30/2012	2012E(3)	2013E	2014E	2015E	2016E	2017E	2012E - 2017
Reported Revenue	$912.1	$577.0	$470.5	$686.1	$610.4	$573.3	$956.3	$1,076.5	$1,208.4	$1,343.1	$1,479.6	20.9%
Revenue Growth %	88.5%	-36.7%	-18.5%	45.8%		-16.4%	66.8%	12.6%	12.3%	11.1%	10.2%	
Cost of Goods Sold	(703.5)	(496.7)	(467.4)	(637.6)	(579.3)	(549.1)	(819.9)	(923.8)	(1,037.0)	(1,152.0)	(1,268.2)	
Gross Profit	$208.6	$80.4	$3.1	$48.5	$31.1	$24.1	$136.4	$152.6	$171.5	$191.1	$211.4	
Gross Margin %	22.9%	13.9%	0.7%	7.1%	5.1%	4.2%	14.3%	14.2%	14.2%	14.2%	14.3%	
Selling, General & Administrative Expenses	(64.5)	(63.0)	(87.8)	(96.3)	(93.5)	(83.8)	(72.4)	(71.7)	(71.2)	(70.7)	(70.3)	
Other Operating Expenses	2.6	2.6	5.4	2.8	6.2	7.0	(2.9)	(2.9)	(2.9)	(2.9)	(2.8)	
Depreciation & Amortization	23.5	30.3	35.1	39.7	40.7	45.7	60.0	59.5	59.0	58.6	58.3	
Total Adjustments (See below for details)	0.0	0.1	4.3	0.1	4.6	4.6	0.0	0.0	0.0	0.0	0.0	
Adjusted EBITDA[4]	$170.1	$50.4	($39.9)	($5.2)	($10.9)	($2.4)	$121.1	$137.4	$156.4	$176.1	$196.5	NMF
EBITDA Margin %	18.7%	8.7%	-8.5%	-0.8%	-1.8%	-0.4%	12.7%	12.8%	12.9%	13.1%	13.3%	
Depreciation & Amortization	(23.5)	(30.3)	(35.1)	(39.7)	(40.7)	(45.7)	(60.0)	(59.5)	(59.0)	(58.6)	(58.3)	
Adjusted EBIT[5]	$146.6	$20.1	($75.0)	($44.8)	($51.6)	($48.0)	$61.0	$78.0	$97.4	$117.5	$138.3	NMF
EBIT Margin %	16.1%	3.5%	-15.9%	-6.5%	-8.5%	-8.4%	6.4%	7.2%	8.1%	8.7%	9.3%	
Additional Financial Information												
Capital Expenditures	$124.0	$132.8	$139.3	$93.4	$43.1	$38.1	$15.0	$15.0	$15.0	$15.0	$15.0	
Capex as a % of Sales	13.6%	23.0%	29.6%	13.6%	7.1%	6.7%	1.6%	1.4%	1.2%	1.1%	1.0%	
Currency Conversion Rate (RMB:USD)[6]							6.279	6.341	6.389	6.430	6.471	

Adjustments:

	2008A	2009A	2010A	2011A	9/30/2012	2012E	2013E	2014E	2015E	2016E	2017E
Legal Settlement Charge[7]	$0.0	$0.0	$7.8	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
(Gain)/loss On Sale Of Assets / Investments[8]	0.0	0.1	(3.5)	0.1	4.6	4.6	0.0	0.0	0.0	0.0	0.0
Total Adjustments	$0.0	$0.1	$4.3	$0.1	$4.6	$4.6	$0.0	$0.0	$0.0	$0.0	$0.0

Source: Historical financials per WSP public filings as reported in USD; projected financials per Company management in RMB (conversion to USD as noted below)

Notes:

1. LTM refers to last twelve months
2. CAGR refers to compound annual growth rate
3. 2012 projected financials based on annualized financials for the first nine months ended 9/30/2012
4. Adjusted EBITDA refers to earnings before interest, taxes, depreciation and amortization adjusted for certain non-recurring items
5. Adjusted EBIT refers to earnings before interest and taxes adjusted for certain non-recurring items
6. Projected financials are converted at each period from RMB to USD based on forward rates, average of forward rates at the beginning and end of the respective period
7. FY2010 adjustment for one-time legal settlement related to a customer
8. Adjustments for gain/loss from disposal of property, plant and equipment; FY2010 adjustment includes US$2.6 million gain from sale of Jiangsu Fanli
NMF refers to not meaningful figure

HOULIHAN LOKEY | 12

Summary Historical Financial Performance vs. Budget Financial Analysis (1) (US$ in millions) 2010 2011 2012 Actual Budgeted Actual Budgeted Estimated Budgeted Revenue $470.5 $710.9 $686.1 $924.4 $573.3 $830.7 Adjusted EBITDA ($39.9) NA ($5.2) NA ($2.4) $96.5 Adjusted EBIT ($75.0) $88.2 ($44.8) NA ($48.0) $43.3 Depreciation & Amortization $35.1 NA $39.7 NA $45.7 $53.1 Capital Expenditures $139.3 $137.6 $93.4 $52.3 $38.1 $50.0 NA Actual vs. Budgeted Revenue $ Adjusted Net Income (85.9) 43.9 (64.1) 10.4 (74.9) (US$ in millions) $700 0 $800.0 $900.0 $1,000.0 $200 0 $300.0 $400.0 $500.0 $600.0 700.0 Actual Budgeted 1 $0.0 $100.0 200.0 2010 2011 2012 Percent Difference (Actual / Budgeted) -33 8% -25 8% -31 0% 13 33.8% 25.8% 31.0% Source: Historical financials per WSP public filings; budgeted financials per Company management 1. 2012 estimated numbers based on first nine-month results NA refers to not available

Financial Analysis

Selected Companies[1]

(US$ millions, except exchange rate and per ADS amounts)

	Stock Exchange	Trading Currency	Exchange Rate[3] to USD	Closing Share Price[4]	Equity Market Value[4,5]	Enterprise Value[4,5]	Implied Enterprise Value[2] to Revenue Multiple: LTM[6]	Implied Enterprise Value[2] to Revenue Multiple: CY2013[7]
Tenaris SA	BIT	EUR	0.75	$20.45	$24,145.7	$25,479.8	2.35x	2.21x
Vallourec SA	ENXTPA	EUR	0.75	53.69	6,530.5	9,280.4	1.28x	1.21x
OAO TMK	MICEX	RUB	30.12	3.32	3,107.9	6,873.9	1.03x	0.99x
Jindal Saw Ltd.	BSE	INR	54.24	1.87	515.7	1,122.3	1.01x	0.77x
Shengli Oil & Gas Pipe Holdings Limited	SEHK	HKD	7.75	0.11	265.5	328.5	1.02x	0.68x
Shandong Molong Petroleum Machinery Co. Ltd.	SEHK	HKD	7.75	0.50	1,148.0	1,238.3	2.60x	NA
Anhui Tianda Oil Pipe Company Limited	SEHK	HKD	7.75	0.18	180.6	179.5	0.26x	0.22x
Low							0.26x	0.22x
High							2.60x	2.21x
Median							1.03x	0.88x
Mean							1.37x	1.01x
WSP (Closing ADS Price)[8]				$1.60	$32.7	$771.6	1.26x	0.81x
WSP (Per ADS Merger Consideration)[8]				3.20	65.4	804.3	1.32x	0.84x

Source: Capital IQ and Company management
Notes:
1. No company used in this analysis for comparative purposes is identical to the Company
2. Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents
3. Exchange rates as of February 19,2013
4. Based on closing prices as of February 19, 2013
5. Calculated based on number of common shares outstanding as of the latest available public filing
6. LTM refers to the most recently completed twelve-month period for which financial information has been made public
7. Multiples based on forward looking financial information may have been calendarized to the Company's fiscal year-end of December 31
8. Company CY2013 revenue based on non-public Company management projections
NA refers to not available

Houlihan Lokey | 14

Financial Analysis

Selected Transactions - Manufacturers of Tubular Goods Used in Energy Sector[1]

(US$ in millions)

Announced	Effective	Target	Target Contry	Acquiror	Transaction Value[2]	Percentage Sought	Implied Transaction Value/ LTM Revenue[3] Multiple
12/28/2012	02/19/2013	Yalian Steel Corporation	Canada	Xin Duo Yu (Chairman of Yalian Steel)	$96.5	12.6%	6.93x *
10/23/2012	NA	Benoit Machine, LLC	United States	Benoit Premium Threading, LLC	91.5	100.0%	2.34x
06/27/2012	06/26/2012	Site Machining Services Limited	United Kingdom	Glacier Energy Services	1.5	100.0%	1.33x
05/30/2012	07/19/2012	CE Franklin Ltd.	Canada	National Oilwell Varco, Inc.	223.7	100.0%	0.40x
01/31/2012	06/25/2012	Sobena Offshore Inc. Sdn Bhd	Malaysia	Marubeni-Itochu Tubulars Asia Pte Ltd; Hendroff Holdings Sdn. Bhd.	8.9	51.0%	1.33x
12/20/2011	03/30/2012	Lakeside Steel, Inc.	Canada	JMC Steel Group, Inc.	96.5	100.0%	0.45x
02/03/2011	09/26/2012	Sumitomo Metal Industries Ltd.	Japan	Nippon Steel Corp. (nka:Nippon Steel & Sumitomo Metal	21,924.7	90.3%	1.46x
04/19/2010	06/14/2010	OCI Energy Sdn Bhd	Malaysia	Daya Materials Bhd	9.0	100.0%	0.85x
02/27/2009	04/28/2009	PT. Seamless Pipe Indonesia Jaya	Indonesia	Tenaris SA	79.7	77.5%	0.57x
			Tubular Goods Used in Energy Sector	Low	$1.5		0.40x
				High	$21,924.7		2.34x
				Median	$91.5		1.09x
				Mean	$2,503.6		1.09x

Sources: Capital IQ and public filings
Notes:
1. No transaction used in this analysis for comparative purposes is identical to the Transaction
2. Transaction Value refers to the implied enterprise value of the target company, based on the announced transaction equity price and other public information
3. Based on reported metric for the most recent completed twelve-month period prior to announcement
NA refers to not available
**Excluded from high, low, mean and median data as outlier*

HOULIHAN LOKEY | 15

Financial Analysis

Selected Transactions - Manufacturers of Non-Tubular Goods Equipment Used in Energy Sector[1]

(US$ in millions)

Announced	Effective	Target	Target Contry	Acquiror	Transaction Value[2]	Percentage Sought	Implied Transaction Value/ LTM Revenue[3] Multiple
06/06/2012	06/07/2012	Casedhole Holdings, Inc.	United States	C&J Spec-Rent Services, Inc.	$325.8	100.0%	2.54x
05/21/2012	NA	NPS Energy DMCC	United Arab Emirates	Aker Solutions ASA	460.0	NA	3.96x
05/01/2012	05/31/2012	Sun Well Service, Inc.	United States	Well Services Ltd.	81.5	100.0%	2.00x
02/20/2012	05/14/2012	Flint Energy Services Limited	Canada	URS Corporation	1,468.3	100.0%	0.91x
11/23/2011	12/14/2011	Seaboard International, Inc.	United States	The Weir Group PLC	678.0	100.0%	7.01x *
10/28/2011	10/28/2011	Specialty Supply, L.P.	United States	Hunting plc	36.0	100.0%	2.03x
07/14/2011	07/14/2011	Canada Tech Corp.	Canada	Reservoir Group Ltd.	4.8	100.0%	0.45x
07/05/2011	06/30/2011	CRTS, Inc.	United States	Insituform Technologies Inc.	39.0	100.0%	2.93x
10/06/2010	01/10/2011	T-3 Energy Services Inc.	United States	Robbins & Myers Inc.	417.5	100.0%	2.09x
08/24/2010	08/31/2010	Dresser Oil Tools, Inc.	United States	McJunkin Red Man Corporation	9.3	100.0%	0.78x
05/03/2010	12/31/2010	Cuming Corporation	United States	Deep Down, Inc.	55.0	100.0%	0.75x
02/21/2010	08/27/2010	Smith International, Inc.	United States	Schlumberger Limited	13,658.4	100.0%	1.66x
04/22/2009	06/12/2009	National Coupling Company, Inc.	United States	Hunting plc	52.5	100.0%	NA

		Transaction Value	Implied Transaction Value/ LTM Revenue Multiple
Non-Tubular Goods Used in Energy Sector	Low	$4.8	0.45x
	High	$13,658.4	3.96x
	Median	$81.5	2.00x
	Mean	$1,329.7	1.83x
Overall (Tubular and Non-tubular)	Low	$1.6	0.40x
	High	$21,913.0	3.96x
	Median	$86.5	1.33x
	Mean	$1,809.6	1.52x

Source: Capital IQ and public filings
Notes:
1. No transaction used in this analysis for comparative purposes is identical to the Transaction
2. Transaction Value refers to the implied enterprise value of the target company, based on the announced transaction equity price and other public information
3. Based on reported metric for the most recent completed twelve-month period prior to announcement
NA refers to not available
**Excluded from high, low, mean and median data as outlier*

HOULIHAN LOKEY | 16

Illustrative Discounted Cash Flow Analysis1 Financial Analysis (US$ in millions, except per share values) Projected FYE December 31, 2013E (2) 2014E 2015E 2016E 2017E Terminal Value Assumptions Implied 2017 Adjusted EBITDA Revenue $823.0 $1,076.5 $1,208.4 $1,343.1 $1,479.6 Revenue $1,479.6 Terminal Multiple8 Revenue Growth % 66.8% 12.6% 12.3% 11.1% 10.2% Discount Rate 4.5% 5.0% 5.5% Cost of Goods Sold (705.6) (923.8) (1,037.0) (1,152.0) (1,268.2) Cost of Goods Sold 3 (1,225.0) 13.50% 5.4x 5.7x 6.1x Selling, General & Administrative (62.4) (71.7) (71.2) (70.7) (70.3) Selling, General & Administrative (70.3) 14.00% 5.1x 5.4x 5.8x Other Operating Expenses (2.5) (2.9) (2.9) (2.9) (2.8) Other Operating Expenses (2.8) 14.50% 4.9x 5.1x 5.4x Depreciation and Amortization 51.7 59.5 59.0 58.6 58.3 Depreciation and Amortization 4 15.0 15.00% 4.6x 4.9x 5.2x EBITDA $104.2 $137.4 $156.4 $176.1 $196.5 EBITDA 196.5 15.50% 4.4x 4.6x 4.9x EBITDA Margin % 12.7% 12.8% 12.9% 13.1% 13.3% EBITDA Margin % 13.3% Depreciation and Amortization (51.7) (59.5) (59.0) (58.6) (58.3) Depreciation and Amortization (15.0) PV of Terminal Value $ $ $ $ $ $ EBIT 52.5 78.0 97.4 117.5 138.3 EBIT 181.5 as a % of Enterprise Value Taxes5 (7.9) (11.7) (14.6) (17.6) (20.7) Taxes5 (27.2) Discount Rate 4.5% 5.0% 5.5% Unlevered Earnings $44.6 $66.3 $82.8 $99.9 $117.5 Unlevered Earnings $154.3 13.50% 81.4% 82.3% 83.3% Depreciation and Amortization 51.7 59.5 59.0 58.6 58.3 Depreciation and Amortization4 15.0 14.00% 80.6% 81.5% 82.4% Capital Expenditures6 (12.9) (15.0) (15.0) (15.0) (15.0) Capital Expenditures6 (15.0) 14.50% 79.7% 80.6% 81.5% Change in Working Capital7 (152.1) (55.4) (60.9) (62.1) (63.0) Change in Working Capital7 (63.0) 15.00% 78.9% 79.8% 80.7% Unlevered Free Cash Flows ($68.7) $55.3 $65.9 $81.4 $97.8 Unlevered Free Cash Flows $91.3 15.50% 78.1% 79.0% 79.9% Present Value PV of Terminal Value of Cash Flows Based on Perpetuity Growth Rate for Implied Enterprise Value Implied Total Equity Value Implied Equity Value Per Share10 Discount Rate 2013 - 2017 2017 Unlevered Free Cash Flow 4.5% 5.0% 5.5% 4.5% 5.0% 5.5% 4.5% 5.0% 5.5% 4.5% 5.0% 5.5% 13.50% $138.1 $605.0 $643.7 $687.1 $743.1 $781.7 $825.2 $738.9 $4.2 $42.8 $86.3 $0.21 $2.10 $4.22 14 00% 14 0% $135 5 $562 1 $596 2 $634 3 $697 6 $731 7 $769 8 $738 9 $0 0 $0 0 $30 9 $0 00 $0 00 $1 51 Net Debt and Other 9 14.00% 135.5 562.1 596.2 634.3 697.6 731.7 769.8 738.9 0.0 0.0 30.9 0.00 0.00 1.51 14.50% 14.5% $133.0 + $523.7 $554.0 $587.5 = $656.8 $687.0 $720.5 - $738.9 = $0.0 $0.0 $0.0 = $0.00 $0.00 $0.00 15.00% 15.0% $130.6 $489.3 $516.2 $545.9 $619.9 $646.8 $676.5 $738.9 $0.0 $0.0 $0.0 $0.00 $0.00 $0.00 15.50% 15.5% $128.2 $458.1 $482.3 $508.8 $586.3 $610.4 $637.0 $738.9 $0.0 $0.0 $0.0 $0.00 $0.00 $0.00 Source: Company management Note: Net operating losses are not expected to be utilized prior to their expiration, per Company management 1. Present values as of February 19, 2013 using mid-year convention 2. Represents 10.3-month stub period with present value date as of February 19, 2013 3. Terminal year COGS based on ratio of COGS to revenue in 2017 adjusted for terminal year depreciation and amortization 4. Terminal year depreciation expense assumed to be equal to capital expenditure for that year 5. Assumes effective tax rate of 15.0% for 2013-2017 per Company management 6. Per Company management, capital expenditure is expected to total approximately million per fiscal year from to 2017. Company management expects minimal capital investments in the projected period 7. Net unlevered cash-free working capital is approximately 46.1% of revenue as of year-end 2011 and assumed to remain the same percentage of revenue by 2017 8. Implied from corresponding discount rate and perpetuity growth rate applied to terminal year unlevered free cash flow 9. Net debt amount based on Company audited financial statement in its Form 6-K as of September 30, 2012 and includes cash and minority interest 10. Based on 204,375,226 basic and fully diluted ordinary shares, or 20,437,523 ADSs, per the Agreement. Due to rounding and conversion of ordinary shares to ADSs, the stated total may not reflect the exact total ADSs outstanding. Total ADS calculated based on ratio of one ADS for 10 Shares, per Company management

Additional Financial Data

Additional Financial Data

Weighted Average Cost of Capital Calculation

(US$ in millions)

	Debt[1]	Preferred Stock[2]	Equity Market Value[3]	Total Capitalization[4]	Debt to Equity Market Value	Debt to Total Capitalization	Preferred Stock to Total Capitalization	Equity Market Value to Total Capitalization
Tenaris SA	$1,942.1	$0.0	$24,145.7	$26,087.8	8.0%	7.4%	0.0%	92.6%
Vallourec SA	3,467.1	0.0	6,530.5	9,997.6	53.1%	34.7%	0.0%	65.3%
OAO TMK	3,798.3	0.0	3,107.9	6,906.1	122.2%	55.0%	0.0%	45.0%
Jindal Saw Ltd.	661.3	0.0	515.7	1,177.0	128.2%	56.2%	0.0%	43.8%
Shengli Oil & Gas Pipe Holdings Limited	116.9	0.0	265.5	382.4	44.0%	30.6%	0.0%	69.4%
Shandong Molong Petroleum Machinery Co. Ltd.	194.8	0.0	1,148.0	1,342.8	17.0%	14.5%	0.0%	85.5%
Anhui Tianda Oil Pipe Company Limited	9.8	0.0	180.6	190.5	5.4%	5.2%	0.0%	94.8%
Median	$661.3	$0.0	$1,148.0	$1,342.8	44.0%	30.6%	0.0%	69.4%
Mean	$1,455.8	$0.0	$5,127.7	$6,583.5	54.0%	29.1%	0.0%	70.9%
WSP Holdings Ltd.	828.2	0.0	32.7	860.9	2532.6%	96.2%	0.0%	3.8%

	Levered Beta[5]	Unlevered Beta[6]	Equity Risk Premium[7]	Size Premium[8]	Cost of Equity[9]	Cost of Debt[10]	Cost of Preferred Stock[11]	WACC[12]
Tenaris SA	1.71	1.60	6.25%	-0.38%	14.5%	2.4%	0.0%	13.6%
Vallourec SA	1.35	0.93	6.25%	1.01%	13.7%	3.9%	0.0%	10.1%
OAO TMK	1.83	0.90	6.25%	1.20%	16.8%	7.9%	0.0%	11.2%
Jindal Saw Ltd.	1.50	0.72	6.25%	2.65%	16.2%	8.1%	0.0%	11.0%
Shengli Oil & Gas Pipe Holdings Limited	1.21	0.88	6.25%	2.94%	14.7%	5.4%	0.0%	11.6%
Shandong Molong Petroleum Machinery Co. Ltd.	1.28	1.12	6.25%	1.88%	14.1%	4.9%	0.0%	12.7%
Anhui Tianda Oil Pipe Company Limited	1.55	1.48	6.25%	6.36%	20.3%	5.9%	0.0%	19.5%
Median	1.50	0.93			14.7%	5.4%	0.0%	11.6%
Mean	1.49	1.09			15.7%	5.5%	0.0%	12.8%
WSP Holdings Ltd.	1.31	0.06	6.25%	6.36%	18.7%	6.2%	0.0%	5.8%

Notes:

1. Debt amount based on most recent public filing as of February 19, 2013

2. Preferred stock amount as based on most recent public filing as of February 19, 2013

3. Equity market value based on closing stock price (converted to USD) on February 19, 2013 and reported fully-diluted common shares and common share equivalents (excludes options) as of the latest publicly available data

4. Total capitalization equal to equity market value + debt outstanding + preferred stock

5. 5-year monthly raw Betas regressed against respective companies' equity listing exchanges' main indexes

*6. Unlevered Beta = Levered Beta/(1 + ((1 – Tax Rate) * (Debt/Equity Market Value)) + (Preferred Stock/Equity Market Value))*

7. Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials

8. Morningstar, 2011 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook, pages 88, 90 and 196

*9. Cost of Equity = Risk Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk Free Rate of Return as of February 19, 2013, based on 30-year China government bond yield*

10. Based on selected company weighted average interest rate per most recent public filings

11. Based on selected company weighted average preferred dividend per most recent public filings

*12. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred * Preferred Stock to Total Capitalization). See next page for tax rate assumption*

Sources: Capital IQ, Bloomberg, and public filings

HOULIHAN LOKEY | 19

Additional Financial Data

Weighted Average Cost of Capital Calculation (cont.)

Market Assumptions	
Risk Free Rate of Return[1]	4.20%
Equity Risk Premium[2]	6.25%
Size Premium[3]	6.36%
Tax Rate[4]	15.00%

Capital Structure Assumptions	
Debt to Equity Market Value[5]	44.0%
Debt to Total Capitalization[5]	30.6%
Preferred Stock to Total Capitalization[5]	0.0%
Equity Market Value to Total Capitalization[5]	69.4%
Cost of Debt[5]	6.2%
Cost of Preferred Stock[5]	0.0%

Cost of Equity for Computed WACC	
Selected Unlevered Beta[6]	0.93
Computed Levered Beta[7]	1.28
Cost of Equity[8]	18.6%

Computed Weighted Average Cost of Capital[9]		14.5%	
Selected Weighted Average Cost of Capital Range	13.5%	--	15.5%

Sources: Capital IQ, Bloomberg, and public filings

Notes:
1. Risk Free Rate of Return as of February 19, 2013, based on 30-year China government bond yield
2. Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials
3. Morningstar, 2011 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook, pages 88, 90 and 196
4. Per Company management
5. Based on review of corresponding metrics of selected companies noted on prior page, except for cost of debt which is based on the Company's actual cost of debt per public filings. The Company does not have any preferred stock issued and outstanding as of February 19, 2013
6. Based on review of selected companies' unlevered betas noted on prior page
*7. Computed Levered Beta = Selected Unlevered Beta * (1 + ((Debt/Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock/Equity Market Value)). Based on market and capital structure assumptions*
*8. Cost of Equity = Risk Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions.*
*9. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred Stock * Preferred Stock to Total Capitalization). Based on "Cost of Equity for Computed WACC" and market and capital structure assumptions*

HOULIHAN LOKEY | 20

Selected Premiums Paid Data Additional Financial Data Median One-Month Implied Premiums Paid by Number of Transactions (From 2007 to 2012) Median One-Month Implied Premiums Paid by Year (From 2007 to 2012) Selected Global Steel Works, and Oil & Gas Equipment and Services Change-of-Control M&A Transactions HDS Proposal: 65.9% 40.0% 50.0% 60.0% 70.0% 25 12 16 20 24 HDS Proposal: 65.9% Overall Historical 27.5% 30.0% 42.2% 26.4% 49.7% 38.7% 0.0% 10.0% 20.0% 30.0% 13 8 12 16 15 12 0 4 8 0% 0 10% 10 20% 20 30% 30 40% 40 50% 50% Median: 30.5% 0.0% 2007 2008 2009 2010 2011 2012 Total transactions: 101 Number of Transactions: 29 23 8 16 14 11 Median One-Month Implied Premiums Paid by Number of Transactions Median One-Month Implied Premiums Paid by Year Selected Global Management Buy-Out Transactions 40 50 50.0% 60.0% 70.0% HDS Proposal: 65.9% HDS Proposal: 65.9% (From 2007 to 2012) (From 2007 to 2012) 5 16 17 29 16 13 41 10 20 30 22.1% 44.1% 45.8% 38.1% 38.6% 26.1% 10.0% 20.0% 30.0% 40.0% Overall Historical Median: 31.4% 0 <0% 0-10% 10-20% 20-30% 30-40% 40-50% >50% 0.0% 2007 2008 2009 2010 2011 2012 Total transactions: 137 Number of Transactions: 39 25 17 14 20 22 Source: Capital IQ Notes: Reflects transactions involving target companies with more than $10 million of implied enterprise value

Selected Premiums Paid Data (Cont.) Additional Financial Data 150 Median One-Month Implied Premiums Paid by Number of Transactions (From 2007 to 2012) Median One-Month Implied Premiums Paid by Year (From 2007 to 2012) Selected Global Take-Private Transactions HDS Proposal: 65.9% 90 120 40.0% 50.0% 60.0% 70.0% HDS Proposal: 65.9% l 41 86 112 126 91 63 123 0 30 60 <0% 0-10% 10-20% 20-30% 30-40% 40-50% >50% 20.0% 31.1% 28.1% 33.9% 26.4% 25.0% 0.0% 10.0% 20.0% 30.0% 2007 2008 2009 2010 2011 2012 Overall Historical Median: 25.4% Total transactions: 642 Number of Transactions: 186 105 77 96 98 80 22 Source: Capital IQ Notes: Reflects transactions involving target companies with more than $10 million of implied enterprise value

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